Exhibit 99.1

May 16, 2006

News Release

Source: EnXnet, Inc.

EnXnet Signs 3 Year Manufacturing, Marketing & Distribution License With DVDplus International, Inc. Of Stommeln, Germany

Tulsa, OK, May 16, 2006, EnXnet, Inc. (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce the extension of the Manufacturing, Marketing and Distribution Licenses with Mr. Dieter Dierks of DVDplus International. The extension is for an additional three years. EnXnet has the option to renew for an additional three years.

Dieter Dierks, out of Stommeln, Germany, is one of the most well known heavy metal producers in the world. He has a proven track record of individual and corporate success that is unsurpassed. Mr. Dierks being associated with EnXnet well into the future will only aid in the exposure and expected success of the distribution of this product. EXNT recently announced (release of May 10, 2006) the kickoff of a large scale U.S.A. marketing effort for the Dual Sided DVD/CD.

DVDplus© is a dual-sided, hybrid optical disc technology that has the unique feature of combining two distinct formats of content distribution on one disc, a DVD (digital versatile disc) on one side and a CD (compact disc) on the other.

This hybrid optical disc technology was created to service the entertainment and music industries, but has widespread consumer and business applications.

"We are pleased to continue working with Mr. Dierks on DVDplus© which is a superior product in the market place," stated Ryan Corley, CEO of EnXnet, Inc. "We are accelerating at a quickened pace the major marketing and sales effort that is currently being instituted by EnXnet and our Marketing Partners. This is the beginning of a very exciting period of time in the development and growth of EnXnet."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

or

Integrated Capital Partners, Inc.
908-204-0004 for Investor Relations